REEBOK INTERNATIONAL LTD.
                                     AND
                                BANKBOSTON, N.A.
                   (F/K/A/ THE FIRST NATIONAL BANK OF BOSTON)
                                AS RIGHTS AGENT

                         COMMON STOCK RIGHTS AGREEMENT

                                AMENDMENT NO. 4


         This Agreement, dated as of May 26, 1999 (this "Agreement"), is between Reebok International Ltd., a Massachusetts corporation (the "Company") and BankBoston, N.A., as Rights Agent:

         WHEREAS, pursuant to Section 27 of the Rights Agreement (as defined below), the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

         WHEREAS, the Company desires to make an amendment to the Rights Agreement; and

         WHEREAS, the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects duly authorized by each of them;

         Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. RIGHTS AGREEMENT; DEFINITIONS. This Agreement amends the Common Stock Rights Agreement dated as of June 14, 1990 among the parties hereto (as in effect prior to giving effect to this Agreement, the "Rights Agreement"). Terms defined in the Rights Agreement as amended hereby (the Amended Rights Agreement") and not otherwise defined herein are used with the meaning so defined.

         2. AMENDMENT OF RIGHTS AGREEMENT. Effective upon the date hereof, the Rights Agreement is amended as follows:

                  2.1 AMENDMENT TO SECTION 21. Section 21 of the Rights Agreement is amended to delete the phrase at the end of the sixth sentence thereof which reads "a combined capital and surplus of at least $50,000,000" and replace it with the phrase "a combined capital and surplus of at least $10,000,000."

         3. GENERAL. This Agreement and the Amended Rights Agreement referred to herein constitute the entire understanding of the parties with respect to the subject matter hereof. Except as expressly provided for herein, the provisions of the Rights Agreement shall continue in full force and effect and shall not be affected or modified in any way by this Agreement.

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This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.

         Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first written above.


                                       REEBOK INTERNATIONAL LTD.



                                       By: /s/ BARRY NAGLER
                                           Name:  Barry Nagler
                                           Title: Senior Vice President
                                                  and General Counsel




                                       BANKBOSTON, N.A.
                                       (f/k/a The First National Bank of Boston) as Rights Agent


                                       By: /s/ KATHERINE ANDERSON
                                           Name:  Katherine Anderson
                                           Title: Administration Manager


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